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                                                                     Exhibit  99


[TELXON LOGO]
                                                                    NEWS RELEASE

FOR IMMEDIATE RELEASE


                   TELXON REPORTS SECOND QUARTER FY 1997 RESULTS

         AKRON, OHIO, October 18, 1996 - - Telxon Corporation (TLXN - Nasdaq -
NNM) today reported results for its fiscal 1997 second quarter ended
September 30, 1996.

        For the quarter ended September 30, 1996, the company reported results in line with earlier management guidance, recording revenues of $108.3 million and a net loss of $4.7 million, or $.29 per share. This includes $.04 per share, or $1.4 million the company booked for non-recurring costs involved with a workforce reduction that occurred in July. The company reported revenues of $107.0 million and net income of $2.8 million, or $.17 per share, in the year earlier quarter.

        For the first six months of fiscal 1997, Telxon recorded revenues of $220.7 million and a net loss $9.5 million, or $.58 per share. This compares to net income of $5.0 million, or $.31 per share, on revenues of $210.5 million, for the same period last year.

        Robert F. Meyerson, Chairman and Chief Executive Officer, stated, "During the second quarter of fiscal 1997, we continued to address changes in market conditions and have begun implementing the cost reduction and efficiency improvement strategies we identified earlier. Since electing Frank E. Brick President and Chief Operating Officer in June, we are pleased with the leadership role he has taken in





             Telxon Corporation/Corporate Communications Department
          3330 West Market Street/P.O. Box 5582/Akron, Ohio 44334-0582
                        800-800-8001/Fax (330) 873-2058





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implementing significant cost reductions and consolidations so the company can return to its five year plan of consistent and profitable growth as soon as possible."

        Frank Brick, President and Chief Operating Officer, said, "The implementation of our new business model consists of three phases. Phase One focuses on reducing product costs and improving gross margins, Phase Two centers upon improving operating efficiencies and lowering the overall cost of serving our world-wide markets, and Phase Three redesigns our infrastructure and logistics systems to address changing market conditions more efficiently."

        Brick continued, "Specific actions have either been initiated or are under review related to each of these phases. As part of Phase One, we have implemented a number of engineering programs aimed at reducing the cost of our products through new design procedures, improved sourcing and proposed model consolidations. As part of Phase Two, we have made key management changes in sales, product marketing, product development, customer service and operations that will drive greater efficiencies throughout our core business processes. As part of Phase Three, all operations are under review for further consolidation. In addition, we continue to consider strategies in which the passive value of investments in our technical subsidiaries can be better reflected in the company's value."

        Kenneth W. Haver, Senior Vice President and Chief Financial Officer, added, "The early benefits of these initiatives have been only partially reflected in our fiscal 1997 Q2 results. Benefits from these phased initiatives are expected to be fully realized over the next three to four quarters. We expect the total impact of these initiatives under all





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phases, once fully implemented, to generate overall annual cost reductions in excess of $40 million below historical run-rates."

        Haver continued, "During the quarter, we experienced a strong book-to-bill rate, as our ending backlog increased by over $10 million. Our gross profit margins, as a percentage of sales, are expected to increase over the next 2-3 quarters, as cost reductions are implemented and planned efficiency improvements are more fully realized. Q2 gross profit margins were affected by a portion of the non-recurring charges mentioned previously, and the impact of a single large volume, low margin, customer roll-out. These two items combined to decrease margins by 2-3%."

        "Although our DSO improved slightly during the quarter, the improvement was 5-7 days less than expected, due to a delayed installation of a single, large customer roll-out. This collection is expected to be substantially completed within the third quarter."

        Other than the historical financial information reported above, this news release constitutes forward-looking statements that are inherently subject to risks and uncertainties which could cause Telxon's actual results to differ materially from the forward-looking statements. The important factors affecting the realization of those results include, without limitation, the company's success in identifying and implementing appropriate cost reduction and efficiency improvement strategies as outlined above, as well as general and industry-specific economic conditions, the company's ability to timely develop, introduce and gain market acceptance of new and enhanced products, competitive pressures and rapid technological change, and its ability to identify, acquire and manage new businesses and technologies. Reference
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should be made to the discussion of these and other factors affecting Telxon's business and results as included from time to time in the company's filings with the Securities and Exchange Commission.


         Telxon Corporation is a leading global designer and manufacturer of wireless and mobile transaction solution systems for vertical markets. The company integrates advanced mobile computing and wireless data communication technology with a wide array of peripherals, application-specific software and global technical services for its customers in more than 50 countries around the world. Telxon's executive, engineering, marketing and sales offices are headquartered in Akron, Ohio; its world manufacturing and domestic customer service facilities are located in Houston, Texas. Telxon International Division is headquartered in Brussels, Belgium. Telxon's World Wide Web site address is: http://www.telxon.com.

                                      # # #
For more information:

Alex L. Csiszar
Senior Director, Investor Relations
Telxon Corporation
(330) 873-2961





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Telxon Corporation and Subsidiaries

CONSOLIDATED BALANCE SHEET
--------------------------
(Dollars in thousands, except per share data)

                                                       SEPTEMBER 30,    MARCH 31,
                                                           1996           1996
                                                       -------------    ---------
                                                        (Unaudited)
ASSETS

Current assets:
         Cash and short-term investments .............   $  16,128    $  35,730
         Accounts receivable, net ....................     112,015      133,592
         Notes and other accounts receivable .........       9,931        9,522
         Inventories............ .....................     106,870      111,132
         Prepaid expenses and other ..................       9,540        9,939
                                                         ---------    ---------
                  Total current assets ...............     254,484      299,915
         Property and equipment, net .................      53,574       54,673
         Intangible and other assets, net ............      38,377       34,621
                                                         ---------    ---------
                  Total ..............................   $ 346,435    $ 389,209
                                                         =========    =========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
         Notes payable ...............................   $  17,335    $      66
         Current portion of long-term debt ...........         384        1,156
         Accounts payable ............................      33,717       59,620
         Capital lease obligations due within one year         811          897
         Accrued liabilities .........................      29,575       52,181
                                                         ---------    ---------
                  Total current liabilities ..........      81,822      113,920
Capital lease obligations ............................       1,566        1,982
Convertible subordinated debentures ..................     107,224      107,224
Long-term debt .......................................          --        1,331
Other long-term liabilities ..........................       3,599        3,562
                                                         ---------    ---------
                  Total ..............................     194,211      228,019

Stockholders' equity:
         Preferred Stock, $1.00 par value per share;
              500,000 shares authorized, none issued .        --           --
         Common Stock, $.01 par value per share;
              50,000,000 shares authorized, 16,099,952
              and 16,096,193 shares outstanding ......         162          161
         Additional paid-in capital ..................      86,395       85,750
         Retained earnings ...........................      68,597       78,096
         Equity adjustment for foreign currency
              translation ............................      (1,848)      (2,064)
         Unearned restricted stock awards ............        (470)        (753)
         Treasury stock, 58,246 shares at cost .......        (612)          --
                                                         ---------    ---------
                  Total stockholders' equity .........     152,224      161,190
                                                         ---------    ---------
                  Total ..............................   $ 346,435    $ 389,209
                                                         =========    =========


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Telxon Corporation and Subsidiaries

CONSOLIDATED STATEMENT OF INCOME
--------------------------------
(In thousands, except per share data)

                                                             Three Months               Six Months
                                                         Ended September 30,        Ended September 30,
                                                       ----------------------    ----------------------
                                                         1996         1995          1996         1995
                                                       ---------    ---------    ---------    ---------
                                                           (Unaudited)              (Unaudited)
Revenues:
    Product ........................................   $  89,439    $  90,191    $ 183,464    $ 178,135
    Customer service ...............................      18,875       16,825       37,233       32,422
                                                       ---------    ---------    ---------    ---------
            Total revenues .........................     108,314      107,016      220,697      210,557

    Cost of revenues ...............................      73,979       61,500      150,852      121,914
                                                       ---------    ---------    ---------    ---------

    Gross profit ...................................      34,335       45,516       69,845       88,643

Operating expenses:
    Selling expenses ...............................      21,037       18,748       42,220       38,416
    Product development and engineering
      expenses .....................................      10,096       12,029       21,204       21,614
    General and administrative expenses ............      10,548        9,105       21,711       18,241
                                                       ---------    ---------    ---------    ---------
                                                          41,681       39,882       85,135       78,271

            Income (loss) from operations ..........      (7,346)       5,634      (15,290)      10,372

Interest income ....................................         136          151          351          294
Interest expense ...................................      (2,162)      (1,532)      (4,132)      (2,698)
            Other non-operating income (expense) ...         (32)         355           73          355
                                                       ---------    ---------    ---------    ---------

            Income (loss) before income taxes ......      (9,404)       4,608      (18,998)       8,323

Provision (benefit) for income taxes ...............      (4,702)       1,797       (9,499)       3,283
                                                       ---------    ---------    ---------    ---------

            Net income (loss)  .....................    $ (4,702)    $  2,811    $  (9,499)   $   5,040
                                                        ========     ========    =========    =========
Earnings per common and common equivalent share:
            Net income (loss) per share ............    $   (.29)    $    .17    $    (.58)   $     .31
                                                        ========     ========    =========    =========
Average number of common and common
  equivalent shares outstanding ....................      16,182       16,248       16,265       16,066
                                                        ========     ========    =========    =========